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                   AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT, dated as of April 30, 1998 by and between Superior Supplements, Inc., a Delaware corporation, with offices at 270 Oser Avenue, Hauppauge, NY 11788 (the "Company") and Lawrence D. Simon, an individual residing at 410 Terrace Road, Bayport, NY 11705 (the "Executive").

     WHEREAS, the Company and the Executive have heretofore entered into an Employment Agreement (the "Agreement"), dated as of May 1, 1996 (the "Commencement Date"), as amended by that certain Amendment Agreement, dated as of April 30, 1997 ("Amendment No. 1").

     WHEREAS, Section 3 of the Agreement provides for the term of the Executive's employment to be for a period of one (1) year commencing on the Commencement Date, which provision the parties hereto amended to a period of two (2) years commencing on the Commencement Date pursuant to Amendment No. 1.

     WHEREAS, the parties hereto desire to amend Section 3 of the Agreement to change the term to a period of three (3) years commencing on the Commencement Date and Section 4.1 of the Agreement to provide for the base salary provided therein to be increased to One Hundred Thousand Dollars ($100,000) per annum with effect from January 1, 1998.

     The terms which are not defined herein shall have the respective meanings ascribed to them in the Agreement.

     NOW, THEREFORE, for valid and good consideration, the parties hereto agree as follows:

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     1.  Section 3 of the Agreement shall be deleted in its entirety and shall be replaced with the following language:

         "3.  Term of Employment.

              The term of the Executive's employment shall be for a period of three (3) years commencing on the date hereof (the "Term"), subject to earlier termination by the parties pursuant to Section 6 and 7 hereof."

     2. Section 4.1 of the Agreement shall be deleted in its entirety and shall be replaced with the following language:

         "4.1  Salary.

               Company shall pay to Executive the following annual compensation for his services hereunder, less such deductions as shall be required to be withheld by applicable law and regulations: a base salary of Seventy Five Thousand Dollars ($75,000) per annum pro-rated for the period May 1, 1996 through December 31, 1997, inclusive and, thereafter, One Hundred Thousand Dollars ($100,000) per annum (the "Base Salary"). All salaries payable to Employee shall be paid at such regular weekly, bi-weekly or semi-monthly time to times as the Company makes payment of its regular payroll in the regular course of business."

     3. Except as hereinabove amended, the Agreement shall remain in full force and effect.

     4. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

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     IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the day and year first above written.

                                             SUPERIOR SUPPLEMENTS, INC.

                                        By:  /s/ Reginald Spinello
                                             ---------------------------
                                             Reginald Spinello, Director


                                             /s/ Lawrence D. Simon
                                             ---------------------------
                                             LAWRENCE D. SIMON


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